Exhibit 15

May 20, 2005

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries for the three-month periods ended April 1, 2005 and March 26, 2004, and have issued our report dated May 6, 2005. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 1, 2005, is incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York